UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

                              Information Statement
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                             Tejas Power Corporation
                             -----------------------
                                (Name of Issuer)


                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    879079101
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page  2   of  25  Pages|
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 740,829 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 740,829 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 740,829 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 4.2%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------

                                Amendment No. 3


Item 1(a) Name of Issuer:
               Tejas Power Corporation

     1(b) Address of Issuer's Principal Executive Offices:
               200 West Lake Park Drive
               Suite 1000
               Houston, TX 77079

Item 2(a) Name of Person Filing:
               Phemus Corporation

     2(b) Address of Principal Business Office or, if none, Residence:
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, MA 02210

     2(c) Citizenship:
               Massachusetts

     2(d) Title of Class of Securities:
               Class A Common Stock

     2(e) CUSIP Number:
               879079101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The reporting person is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a) Amount beneficially owned:
               740,829 shares

     4(b) Percent of Class:
               4.2%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               740,829 shares


                               Page 3 of 25 Pages

          (ii) shared power to vote or to direct the vote:
               -----

          (iii) sole power to dispose or to direct the disposition of:
                740,829 shares

          (iv) shared power to dispose or to direct the disposition of:
               -----

Item 5      Ownership of Five Percent or less of a Class:
               This statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6      Ownership of more than Five Percent on behalf of another person:
               Not Applicable.

Item 7      Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8      Identification and Classification of Members of the Group:
               Not Applicable.

Item 9      Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 4 of 25 Pages

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                        PHEMUS CORPORATION


                                        By: /s/ Tami E. Nason
                                           ----------------------------------
                                           Name:  Tami E. Nason
                                           Title: Authorized Signatory

February 13, 1997

     Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as exhibits to this Schedule 13G-A are copies of the initial Schedule 13G and all amendments thereto.


                               Page 5 of 25 Pages

                                                                       Exhibit A
                                                                       ---------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*


                             Tejas Power Corporation
                             -----------------------
                                (Name of Issuer)


                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    879079101
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [x] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 6 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page  7  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 74,939 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 74,939 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 74,939 shares                                                       |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.6%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page  8  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Yenching Institute                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 36,942 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 36,942 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 36,942 shares                                                       |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.3                                                                 |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page  9 of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,627,764 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,627,764 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,627,764 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 12.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 25 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a) Name of Issuer:
               Tejas Power Corporation

     1(b) Address of Issuer's Principal Executive Offices:
               200 West Lake Park Drive
               Suite 1000
               Houston, TX 77079

Item 2(a) Name of Person Filing:
          (1)  President and Fellows of Harvard College ("P & F")
          (2)  Harvard Yenching Institute ("Yenching")
          (3)  Phemus Corporation ("Phemus")

     2(b) Address of Principal Business Office or, if none, Residence:
          (1)  President and Fellows of Harvard College
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, Massachusetts 02210

          (2)  Harvard Yenching Institute
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, Massachusetts 02210

          (3)  Phemus Corporation
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, Massachusetts 02210

     2(c) Citizenship:
          (1)  Massachusetts
          (2)  Massachusetts
          (3)  Massachusetts


     2(d) Title of Class of Securities:
               Class A Common Stock

     2(e) CUSIP Number:
               879079101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
          The entities filing are a Group in accordance with Rule
          3d-1(b)(1)(ii)(H).


                              Page 10 of 25 Pages

Item 4(a) Amount beneficially owned:
          (1)  By P & F: 74,939 shares
          (2)  By Yenching: 36,942 shares
          (3)  By Phemus: 1,627,764 shares


     4(b) Percent of Class:
          (1)  By P & F: 0.6%
          (2)  By Yenching: 0.3%
          (3)  By Phemus: 12.2%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               (1)  By P & F: 74,939 shares
               (2)  By Yenching: 36,942 shares
               (3)  By Phemus: 1,627,764 shares

          (ii) shared power to vote or to direct the vote:
               (1)  By P & F: --- shares
               (2)  By Yenching: --- shares
               (3)  By Phemus: --- shares

          (iii) sole power to dispose or to direct the disposition of:
               (1)  By P & F: 74,939 shares
               (2)  By Yenching: 36,942 shares
               (3)  By Phemus: 1,627,764 shares

          (iv) shared power to dispose or to direct the disposition of:
               (1)  By P & F: --- shares
               (2)  By Yenching: --- shares
               (3)  By Phemus: --- shares

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable

Item 6    Ownership of more than Five Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable

Item 8    Identification and Classification of Members of the Group:
               See Exhibit A attached hereto

                              Pages 11 of 25 Pages

Item 9    Notice of Dissolution of Group:
               Not Applicable

Item 10   Certification:

               By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                         PRESIDENT AND FELLOWS OF HARVARD COLLEGE



                         By:   /s/ Verne O. Sedlacek
                            -------------------------------
                            Name:  Verne O. Sedlacek
                            Title: Authorized Signatory


                         HARVARD YENCHING INSTITUTE



                         By:   /s/ Verne O. Sedlacek
                            -------------------------------
                            Name:  Verne O. Sedlacek
                            Title: Authorized Signatory



                         PHEMUS CORPORATION



                         By:   /s/ Verne O. Sedlacek
                            -------------------------------
                            Name:  Verne O. Sedlacek
                            Title: Treasurer


July   , 1994


                              Page 12 of 25 Pages

                                    Exhibit A
                                    ---------


Member of Group                                         Item 3 Classification
---------------                                         ---------------------

(1)  President and Fellows of Harvard College                   EP
(2)  Harvard Yenching Institute                                 EP
(3)  Phemus Corporation                                         CO


                              Page 13 of 25 Pages

                                                                       Exhibit B
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Tejas Power Corporation
                             -----------------------
                                (Name of Issuer)


                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    879079101
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 14 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page 15  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 69,618 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 69,618 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 69,618 shares                                                       |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.5%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page 16  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Yenching Institute                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 34,281 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 34,281 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 34,281 shares                                                       |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.3%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page 17  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,500,714 shares                         |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,500,714 shares                         |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,500,714 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.2%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 17 of 25 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a) Name of Issuer:
               Tejas Power Corporation

     1(b) Address of Issuer's Principal Executive Offices:
               200 West Lake Park Drive
               Suite 1000
               Houston, TX 77079

Item 2(a) Name of Person Filing:
               (1) President and Fellows of Harvard College ("P & F")
               (2) Harvard Yenching Institute ("Yenching")
               (3) Phemus Corporation ("Phemus")

     2(b) Address of Principal Business Office or, if none, Residence:
               (1) President and Fellows of Harvard College
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts 02210

               (2)  Harvard Yenching Institute
                    2 Divinity Avenue
                    Cambridge, MA 02138

               (3)  Phemus Corporation
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, Massachusetts 02210

     2(c) Citizenship:
               (1) Massachusetts
               (2) Massachusetts
               (3) Massachusetts

     2(d) Title of Class of Securities:
               Class A Common Stock

     2(e) CUSIP Number:
               879079101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
          The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).


                              Page 18 of 25 Pages

Item 4(a) Amount beneficially owned:
               (1) By P & F: 69,618 shares
               (2) By Yenching: 34,281 shares
               (3) By Phemus: 1,500,714 shares

     4(b) Percent of Class:
               (1) By P & F: 0.5%
               (2) By Yenching: 0.3%
               (3) By Phemus: 11.2%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               (1)  By P & F: 69,618 shares
               (2)  By Yenching: 34,281 shares
               (3)  By Phemus: 1,500,714 shares

          (ii) shared power to vote or to direct the vote:
               (1) By P & F: --- shares
               (2) By Yenching: --- shares
               (3) By Phemus: --- shares

          (iii) sole power to dispose or to direct the disposition of:
               (1) By P & F: 69,618 shares
               (2) By Yenching: 34,281 shares
               (3) By Phemus: 1,500,714 shares

          (iv) shared power to dispose or to direct the disposition of:
               (1) By P & F: --- shares
               (2) By Yenching: --- shares
               (3) By Phemus: --- shares

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable

Item 6    Ownership of more than Five Percent on behalf of another person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable

Item 8    Identification and Classification of Members of the Group:
               See Exhibit A attached hereto

                              Page 19 of 25 Pages

Item 9    Notice of Dissolution of Group:

               Not Applicable

Item 10   Certification:

               By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                              PRESIDENT AND FELLOWS OF HARVARD COLLEGE



                              By:   /s/ Verne O. Sedlacek
                                 -----------------------------
                                 Name:  Verne O. Sedlacek
                                 Title: Authorized Signatory


                              HARVARD YENCHING INSTITUTE



                              By:   /s/ Verne O. Sedlacek
                                 -----------------------------
                                 Name:  Verne O. Sedlacek
                                 Title: Authorized Signatory



                              PHEMUS CORPORATION



                              By:   /s/ Verne O. Sedlacek
                                 -----------------------------
                                 Name:  Verne O. Sedlacek
                                 Title: Treasurer


February  , 1995

                              Page 20 of 25 Pages

                                    Exhibit A
                                    ---------


Member of Group                                         Item 3 Classification
---------------                                         ---------------------

(1) President and Fellows of Harvard College                     EP
(2) Harvard Yenching Institute                                   EP
(3) Phemus Corporation                                           CO


                              Page 21 of 25 Pages

                                                                       Exhibit C
                                                                       ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Tejas Power Corporation
                             -----------------------
                                (Name of Issuer)


                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    879079101
                                 --------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 22 of 25 Pages

-------------------------                           ---------------------------
|CUSIP NO. 879079101    |           13G            |   Page 23  of  25  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 998,029 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 998,029 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 998,029 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.1%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 23 of 25 Pages

                                  SCHEDULE 13G
                                  ------------
                                Amendment No. 2


Item 1(a) Name of Issuer:
               Tejas Power Corporation

     1(b) Address of Issuer's Principal Executive Offices:
               200 West Lake Park Drive
               Suite 1000
               Houston, TX 77079

Item 2(a) Name of Person Filing:
               Phemus Corporation

     2(b) Address of Principal Business Office or, if none, Residence:
               c/o Harvard Management Company, Inc.
               600 Atlantic Avenue
               Boston, MA 02210

     2(c) Citizenship:
               Massachusetts

     2(d) Title of Class of Securities:
               Class A Common Stock

     2(e) CUSIP Number:
               879079101

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The reporting person is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a) Amount beneficially owned:
               998,029 shares, including 6,000 shares that Phemus Corporation has an option to purchase.

     4(b) Percent of Class:
               7.1%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               998,029 shares


                              Page 24 of 25 Pages

          (ii) shared power to vote or to direct the vote:
               -----

          (iii) sole power to dispose or to direct the disposition of:
               998,029 shares

          (iv) shared power to dispose or to direct the disposition of:
               -----

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable.

Item 6    Ownership of more than Five Percent on behalf of another person:
               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8    Identification and Classification of Members of the Group:
               Not Applicable.

Item 9    Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                   PHEMUS CORPORATION


                                   By:  /s/  Verne O. Sedlacek
                                      ------------------------------
                                      Name:  Verne O. Sedlacek
                                      Title: Authorized Signatory

February 13, 1996

                              Page 25 of 25 Pages